EXHIBIT 10.2
DEBT CONVERSION AGREEMENT

This DEBT CONVERSION AGREEMENT (“Agreement”), dated as of April 29, 2010, by and between BROOKLYN CHEESECAKE & DESSERT COMPANY, INC., a New York corporation (“BCKE”), ANTHONY J. MERANTE, an individual resident of the state of New York (“Merante”).

WHEREAS, the Company has received cash advances from time to time from Merante, its current President and Chief Executive Officer, in an aggregate principal amount of $119,482 as of April 29, 2010;

WHEREAS, as a result of the cash advances and the Company’s other outstanding indebtedness, the Company is highly leveraged and had a negative net worth of approximately $13.6 million as of March 31, 2010;

WHEREAS, the foregoing has continued to negatively impact the Company’s operations, including its ability to raise additional capital; and

WHEREAS, Merante has agreed to convert the principal amount of the cash advances into shares of common stock, par value $.025 per share (“Common Stock”), of BCKE;

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements of the parties hereinafter set forth, the parties intending to be legally bound hereto hereby agree as follows:

1.           DEBT CONVERSION.

(a)           Merante, agrees, subject to the conditions set forth herein, to convert the principal amount of his Note into 955,856 ($119,482 / $.125) shares of the Company’s Common Stock (the “Conversion Shares”).

(b)           Subsequent to the date of this Agreement, if the Company receives an offer to purchase its equity securities from a potential investor (the “Potential Investor”), it shall promptly provide written notice to Merante including the price and other terms and conditions of such offering (the “Offering Notice”).  For fifteen (15) days after receipt of the Offering Notice, Merante shall have the option to sell the Conversion Shares to the Potential Investor in the proposed offering at the price and on the terms and conditions stated in the Offering Notice.  Merante may exercise such option by delivering to the Potential Investor the stock certificate evidencing ownership of the Conversion Shares along with a stock power executed in blank and such other documentation that the Potential Investor or the Company’s transfer agent may reasonably request, in exchange for a cash payment equal to the number of Conversion Shares multiplied by the price per share set forth in the Offering Notice, provided that, if the Offering Notice is dated earlier than the six (6) month anniversary of this Agreement, then Merante shall only deliver to the Potential Investor an irrevocable proxy to vote the Conversion Shares and the final sale of the Conversion Shares, including the tender of the stock certificate evidencing ownership of the Conversion Shares, the executed stock power and other documentation by Merante, shall not occur until one (1) day after the six (6) month anniversary of the date of this Agreement.

(c)           Subject to the terms and conditions of this Agreement, the consummation of the transaction contemplated by this Agreement shall take place at a closing (“Closing”) to be held at 6:00 p.m., local time, on the date on which the last of the conditions set forth in Section 4(c) and (d) below is fulfilled, at the offices of Anthony J. Merante, CPA, P.C., 2070 Central Park Avenue, 2nd Floor, Yonkers, New York, 10710, or at such other time, date or place as the parties may agree upon in writing.  At the Closing, Merante shall deliver the Note for cancellation and the Company shall deliver Merante a certificate evidencing ownership of the Conversion Shares.  If Merante has lost his Note and is unable to deliver his Note at the Closing, he shall submit an affidavit of loss and indemnity agreement so that the Note may be replaced and deemed cancelled in accordance with the terms hereof.  The Company shall pay any documentary, stamp or similar issue or transfer tax due on such Debt Conversion, except that Merante shall pay any such tax due because the Conversion Shares are issued in a name other than Merante’s.

2.           REPRESENTATIONS AND WARRANTIES OF COMPANY.  The Company hereby represents and warrants to Merante as follows:

(a)           As of the date hereof, the Company has 30,000,000 shares of Common Stock authorized, of which 684,445 shares of Common Stock are issued and outstanding, and 2,000,000 shares of preferred stock authorized, of which no shares are issued and outstanding.  All of the issued and outstanding shares of the Company’s Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. The Conversion Shares to be issued and delivered to Merante upon conversion of the Notes have been duly authorized and when issued upon such conversion, will be validly issued, fully-paid and non-assessable.

(b)           The Company has full legal power to execute and deliver this Agreement and to perform its obligations hereunder. All acts required to be taken by the Company to enter into this Agreement and to carry out the transactions contemplated hereby have been properly taken, and this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms and does not conflict with, result in a breach or violation of or constitute (or with notice of lapse of time or both constitute) a default under any instrument, contract or other agreement to which the Company is a party.

(c)           None of the Company’s Articles of Incorporation, as amended, or Bylaws, or the laws of New York, contains any applicable anti-takeover provision or statute which would restrict the Company’s ability to enter into this Agreement or consummate the transactions contemplated by this Agreement or which would limit any of Merante’s rights following consummation of the transaction contemplated by this Agreement.

(d)           No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

(e)           The Company has filed with the Securities and Exchange Commission (the “Commission”) all periodic reports, registration statements and proxy statements required to be filed by it prior to the date of this Agreement.

3.           REPRESENTATIONS AND WARRANTIES OF MERANTE.  Merante represents and warrants to the Company as follows:

(a)           Merante has full legal power to execute and deliver this Agreement and to perform its obligations hereunder. All acts required to be taken by Merante to enter into this Agreement and to carry out the transaction contemplated hereby have been properly taken; and this Agreement constitutes a legal, valid and binding obligation of Merante enforceable in accordance with its terms.

(b)           Merante has reviewed the filings of the Company referred to in Section 2(e) above.

(c)           Merante has been given an opportunity to ask questions and receive answers from the officers and directors of the Company and to obtain additional information from the Company.

(d)           Merante has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company’s securities and has obtained, in its judgment, sufficient information about the Company to evaluate the merits and risks of an investment in the Company.

(e)           Merante is relying solely on the representations and warranties contained in Section 2 hereof and in certificates delivered hereunder in making their decision to enter into this Agreement and consummate the transactions contemplated hereby and no oral representations or warranties of any kind have been made by the Company or its officers, directors, employees or agents to Merante.

4.           CONDITIONS.

(a)           The obligations of BCKE to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment of the following conditions:

(i)           The representations and warranties of Merante set forth in Section 3 hereof shall be true and correct on and as of the Closing date and a certificate certifying such shall be delivered.

(ii)           All proceedings, corporate or otherwise, to be taken by Merante in connection with the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken and all necessary consents, approvals or authorizations of any governmental or regulatory authority or other third party required to be obtained by the Company or Merante shall have been obtained in form and substance reasonably satisfactory to the Company.

(iii)           Merante shall have delivered to the Company for cancellation his Note or an affidavit of loss and indemnity.

(b)           The obligations of Merante to consummate the transaction contemplated by this Agreement shall be subject to the fulfillment of the following conditions:

(i)           The representations and warranties of the Company set forth in Section 2 hereof shall be true and correct on and as of the Closing date and a certificate certifying such shall be delivered.

(ii)           All proceedings, corporate or otherwise, to be taken by the Company in connection with the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken and all necessary consents, approvals or authorizations of any governmental or regulatory authority or other third party required to be obtained by the Company or Merante shall have been obtained in form and substance reasonably satisfactory to Merante.

(iii)           All of the transactions contemplated by the Merger Agreement and the Contribution Agreement shall have been consummated.

5.           FILINGS.  Promptly after execution of this Agreement, the Company shall file with the Commission a Current Report on Form 8-K (the “Form 8-K”) with respect to the transactions contemplated hereby. The Company shall provide Merante with drafts of the Form 8-K and a reasonable opportunity to comment thereon. No party hereto shall make any public announcements in respect of this Agreement or the transactions contemplated herein inconsistent with the Form 8-K without the prior approval of the other party as to the form and content thereof, which approval will not be unreasonably withheld. Notwithstanding the foregoing, any disclosure may be made by a party which its counsel advises is required by applicable law or regulation, in which case the other party shall be given such reasonable advance notice as is practicable in the circumstances and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued. The parties may also make appropriate disclosure of the transactions contemplated by this Agreement to their officers, directors, agents and employees.

6.           TERMINATION.  This Agreement may be terminated no later than the Closing:

(a)           At the option of any party in the event that the Debt Conversion has not occurred by May 31, 2010 and such delay was not as a result of any breach of this Agreement by the terminating party;

(b)           By Merante if the Company’s Board of Directors failed to recommend or withdrew or modified in a manner adverse to Merante its approval or recommendation of the Debt Conversion;

(c)           At the option of any party if any other party has materially breached a term of this Agreement and has not cured such breach within 30 days; or

(d)           At the option of any party if any competent regulatory authority shall have issued an order making illegal or otherwise restricting, preventing, prohibiting or refusing to approve the transactions contemplated hereby, and such order shall have become final and non-appealable.

7.           MISCELLANEOUS.

(a)           Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally or by a recognized courier service, telegraphed, telexed, sent by facsimile transmission or sent by certified or registered mail, postage prepaid.  Any such notice shall be deemed given and received (whether actually received or not) on the day it is delivered personally or delivered by a recognized courier service as aforesaid, or telegraphed, telexed or sent by facsimile transmission or, if mailed, four (4) days after the date of deposit in the United States mails, as follows:

If to BCKE:

Anthony J. Merante, Chief Executive Officer
Brooklyn Cheesecake & Dessert Company, Inc.
2070 Central Park Avenue, 2nd Floor
Yonkers, NY 10710

If to Merante:

Anthony J. Merante
c/o Brooklyn Cheesecake & Dessert Company, Inc.
2070 Central Park Avenue, 2nd Floor
Yonkers, NY 10710

Any party may by notice given in accordance with this Section to the other parties designate another address or person for receipt of notices hereunder.

(b)           Entire Agreement.  This Agreement (including the exhibits and schedules attached hereto) constitutes the entire agreement among the parties, and supersede all prior agreements, written or oral, with respect to the subject matter of this Agreement.

(c)           Waivers and Amendments.  This Agreement may be amended, superseded, cancelled, renewed, or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof.  Nor shall any waiver on the part of any party of any such right, power, or privilege, nor any single or partial exercise of any such right, power, or privilege, preclude any further exercise thereof or the exercise of any other such right, power, or privilege.  No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition, or provision.

(d)           Governing Law.  This Agreement shall be governed by and construed in accordance with the substantive laws, and not the choice of law provisions, of the state of New York.

(e)           Binding Effect, No Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties' and their respective successors and permitted assigns and legal representatives.  Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

(f)           No Third Party Beneficiaries.  Nothing in this Agreement is intended or shall be construed to give any Person, other than the parties hereto, any legal or equitable right, remedy, or claim under or in respect of this Agreement or any provision contained herein.

(g)           Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

(h)           Exhibits and Schedules.  The exhibits and schedules attached hereto are a part of this Agreement as if fully set forth herein.  All references herein to Articles, Sections, subsections, clauses, exhibits and schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

(i)           Headings.  The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

(j)           Severability.  The parties hereto expressly agree that it is not the intention of any of them to violate any public policy, statutory or common law rules, regulations or decisions of any governmental or regulatory body.  If any provision of this Agreement is judicially or administratively interpreted or construed as being in violation of any such provision, such sections, sentences, words, clauses, or combinations thereof shall be inoperative and the remainder of this Agreement shall remain binding upon the parties hereto.

(k)           Cooperation.  The parties agree to use their reasonable efforts and to cooperate with one another to effect the transactions contemplated hereby within the terms and provisions of this Agreement.  Each of the parties hereto shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

(l)           Survival of Representations, Warranties, and Covenants.  Notwithstanding any investigation of any of the parties hereto, all representations and warranties made by the parties in this Agreement or in any exhibit, schedule, certificate, writing, filing, or other instrument made or delivered in connection herewith shall survive the execution and delivery hereof and shall remain in full force and effect for a period of six (6) months from and after the date of this Agreement.

(m)           No Broker.  Each party to this Agreement represents to the other party that it has not incurred and will not incur any liability for brokerage fees, finders' fees or agents' commissions in connection with this Agreement and the transactions contemplated hereby, and agrees that it will indemnify and hold harmless the other party against any claim for brokerage and finders' fees or agents' commissions incurred by it in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

BROOKLYN CHEESECAKE & DESSERT
COMPANY, INC.

By:	/s/ Anthony J. Merante
Name: Anthony J. Merante
Title: President and CEO

/s/ Anthony J. Merante
Anthony J. Merante